Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433
Supplement dated June 5, 2019	Registration Statement No. 333-227749
(To Prospectus dated October 9, 2018)	and 333-227749-01

€1,150,000,000

Chubb INA Holdings Inc.

€575,000,000 0.875% Senior Notes due 2027

€575,000,000 1.400% Senior Notes due 2031

Each Fully and Unconditionally Guaranteed by

Chubb Limited

Pricing Term Sheet

June 13, 2019

Issuer:	Chubb INA Holdings Inc.

Issuer Legal Entity Identifier:	CZCBJZWDMLTHWJDXU843

Guarantor:	Chubb Limited

Ratings (Moody’s / S&P / Fitch):*	A3 (positive) / A (stable) / A (stable)

Offering Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Description of Securities:	0.875% Senior Notes due 2027 (the “2027 Notes”) 1.400% Senior Notes due 2031 (the “2031 Notes” and, together with the 2027 Notes, the “Notes”)

Pricing Date:	June 13, 2019

Settlement Date:	June 18, 2019 (T+3)

Maturity Date:	2027 Notes: June 15, 2027 2031 Notes: June 15, 2031

Principal Amount:	2027 Notes: €575,000,000 2031 Notes: €575,000,000

Public Offering Price:	2027 Notes: 99.869% 2031 Notes: 99.508%

Coupon (Interest Rate):	2027 Notes: 0.875% per year 2031 Notes: 1.400% per year

Coupon Payment Dates:	2027 Notes: Annually on June 15, commencing June 15, 2020 (short first coupon) 2031 Notes: Annually on June 15, commencing June 15, 2020 (short first coupon)

Benchmark Government Security:	2027 Notes: DBR 0.25% due February 2027 2031 Notes: DBR 0.25% due February 2029

Benchmark Government Security Price / Yield:	2027 Notes: 105.24 / -0.421% 2031 Notes: 104.82 / -0.242%

Spread to Benchmark Government Security:	2027 Notes: +131.3 basis points 2031 Notes: +168.7 basis points

Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual/Actual (ICMA)

Yield to Maturity:	2027 Notes: 0.892% 2031 Notes: 1.445%

Mid-Swaps:	2027 Notes: 0.092% 2031 Notes: 0.415%

Spread to Mid-Swaps:	2027 Notes: +80 basis points 2031 Notes: +103 basis points

Optional Redemption:	In each case as described in the Preliminary Prospectus Supplement —

	2027 Notes:	• Make-Whole Call prior to March 15, 2027 (DBR + 20 basis points) • Par Call on or after March 15, 2027

	2031 Notes:	• Make-Whole Call prior to March 15, 2031 (DBR + 25 basis points) • Par Call on or after March 15, 2031

Listing:	The Issuer intends to apply to list the Notes on the New York Stock Exchange

CUSIP/ISIN/Common Code:	2027 Notes: 171239 AC0 / XS2012102674 / 201210267 2031 Notes: 171239 AD8 / XS2012102914 / 201210291

Joint Book-Running Managers:	Merrill Lynch International Citigroup Global Markets Limited J.P. Morgan Securities plc MUFG Securities EMEA plc Wells Fargo Securities International Limited

Co-Managers:

ANZ Securities, Inc.

Barclays Bank PLC

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (Europe) Limited

DBS Bank Ltd.

HSBC Securities (USA) Inc.

ING Bank N.V., Belgian Branch

RBC Europe Limited

Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer or the guarantor has filed with the SEC for more complete information about the issuer, the guarantor and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Merrill Lynch International toll-free at 1-800-294-1322, Citigroup Global Markets Limited toll-free at 1-800-831-9146 or J.P. Morgan Securities plc collect at +44-207-134-2468.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA.

This pricing term sheet is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (as amended or superseded) as implemented in member states of the European Economic Area.

The communication of this pricing term sheet and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons in the United Kingdom to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing term sheet relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing term sheet or any of its contents.

Relevant stabilisation regulation including FCA/ICMA will apply.

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